EXHIBIT 99.1
News
Release	Investor and Media Contact: Brian Davis brian.davis@tengion.com 267.960.4802

Tengion Reports Fourth Quarter and Full Year 2011 Financial Results

-- Company Announces Significant Advances in Neo-Urinary Conduit™ and Neo-Kidney Augment™ Programs --

WINSTON-SALEM, NC, March 26, 2012 -- Tengion, Inc. (NASDAQ: TNGN), a leader in regenerative medicine, today reported its financial results for the year ended December 31, 2011 and provided a business and clinical update detailed in a separate press release issued today, in which the Company reported that it has made significant advances in its two lead programs.

“We have made significant progress advancing our Neo-Urinary Conduit and Neo-Kidney Augment programs and I believe we have created strong momentum to build upon as we continue to execute on our aggressive development goals in 2012,” stated John L. Miclot, President and Chief Executive Officer of Tengion. “A fourth patient has now been enrolled and implanted in our Neo-Urinary Conduit clinical trial and we have submitted a pre-Investigational New Drug filing to FDA for our Neo-Kidney Augment one quarter ahead of schedule.”

Financial Update
For the year ended December 31, 2011, the Company reported an adjusted net loss of $24.4 million, or $1.13 per basic and diluted common share, compared with an adjusted net loss of $25.8 million, or $2.80 per basic and diluted common share, for the same period in 2010.

The decreased adjusted net loss for the 2011 period was primarily due to a decrease in interest expense of $1.2 million resulting from lower average debt balances outstanding in 2011, and a decrease in depreciation expense of $1.7 million resulting from both a change in the estimated useful life of leasehold improvements at the Company’s leased facility in Winston-Salem, North Carolina and the impairment of the Company’s leased facility in East Norriton, Pennsylvania.   These decreases were offset in part by increased general and administrative expense of $1.2 million related to restructuring charges incurred during 2011 and an increase in research and development expense of $0.4 million primarily due to increased preclinical study costs associated with the Company’s Neo-Kidney Augment program.  The adjusted net loss per basic and diluted common share for the year ended December 31, 2011 was significantly affected by the issuance of common stock in connection with equity financings completed in April 2010 and March 2011.

For the quarter ended December 31, 2011, the Company reported an adjusted net loss of $6.2 million, or $0.26 per basic and diluted common share, compared with an adjusted net loss of $5.9 million, or $0.48 per basic and diluted common share, for the same period in 2010.

The increased adjusted net loss for the 2011 period was primarily due to an increase in research and development expense of $1.0 million related to preclinical studies associated with the Company’s Neo-Kidney Augment program.  In addition, general and administrative expense also increased $0.3 million primarily due to a restructuring charge.  These increases were offset in part by a decrease in depreciation expense of $1.0 million related to a change in the estimated useful life of leasehold improvements at the Company’s leased facility in Winston-Salem, North Carolina and the impairment of the property and equipment at the Company’s leased facility in East Norriton, Pennsylvania.  The adjusted net loss per basic and diluted common share for the fourth quarter ended December 31, 2011 was significantly affected by the issuance of common stock in connection with the equity financing completed in March 2011.

As of December 31, 2011, the Company held $15.3 million in cash, cash equivalents, and short-term investments.  Based upon the Company’s currently expected level of operating expenditures and debt repayments, the Company expects to be able to fund its operations to September 2012.

Recent Clinical Advancements
In a separate release issued today, the Company reported that it has made significant clinical advances in its two lead programs, as follows:

•
Neo-Urinary Conduit. Tengion enrolled a fourth patient in its ongoing initial clinical trial of its lead product candidate, the Neo-Urinary Conduit, which is being evaluated in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy). The Company plans to discuss with the Data Safety Monitoring Board a reduction in the timelines between future patient implants. If granted and assuming appropriate safety data, the Company anticipates that it will complete implantation of up to 10 patients by the end of 2012.

•
Neo-Kidney Augment. The Company submitted a pre-IND filing to the U.S. Food and Drug Administration (FDA) for its lead preclinical program, the Neo-Kidney Augment, which is intended to prevent or delay the need for dialysis or kidney transplant in patients with advanced chronic kidney disease (CKD). Following the submission, Tengion’s Board of Directors has authorized the Company to aggressively pursue the development of its Neo-Kidney Augment program. Tengion has scheduled a meeting with the FDA to discuss the Company’s proposed GLP animal study program to support an IND filing.  The Company expects to provide an update on its expectations for the clinical trial program in its first quarter 2012 financial results announcement in May.

Conference Call and Webcast
John L. Miclot, President and Chief Executive Officer, Brian Davis, Chief Financial Officer and Vice President of Finance, and Dr. Tim Bertram, Chief Scientific Officer and President of Research and Development, will host a conference call today, March 26, 2012, at 5:00 p.m. EDT to provide a business update and discuss the Company’s full year 2011 financial results.

The call can be accessed by dialing 1-800-638-4930 (domestic) or 1-617-614-3944 (international) five minutes prior to the start time and providing the access code 34844557. The conference call can be accessed from the Investors section of the Company's website or directly at http://edge.media-server.com/m/p/o4v89uyi/lan/en. The webcast will also be archived on the website.

About Tengion
Tengion, a clinical-stage regenerative medicine company, is focused on discovering, developing, manufacturing and commercializing a range of neo-organs, or products composed of living cells, with or without synthetic or natural materials, implanted or injected into the body to engraft into, regenerate, or replace a damaged tissue or organ.  Using its Organ Regeneration Platform™, the Company creates neo-organs using a patient’s own cells, or autologous cells.  Tengion’s proprietary product candidates harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues.  The Company’s product candidates are intended to delay or eliminate the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications.  An initial clinical trial is ongoing for the Company’s lead product candidate, the Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like bladder tissue for bladder cancer patients requiring a urinary diversion following bladder removal. The Company’s lead preclinical candidate is the Neo-Kidney Augment™, which is designed to prevent or delay dialysis by increasing renal function in patients with advanced chronic kidney disease. Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to the Company's: (i) plans to develop and commercialize its product candidates, including the Neo-Kidney Augment and the Neo-Urinary Conduit; and (ii) expectations regarding ongoing and planned preclinical studies and clinical trials.  Although Tengion believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements. For instance there can be no assurance that: (i) the Company will be able to successfully enroll patients in its clinical trials, including its Phase I clinical trial for the Neo-Urinary Conduit; (ii) patients enrolled in the Company's clinical trials will not experience adverse events related to the Company's product candidates, which could delay clinical trials or cause the Company to terminate the development of a product candidate; (iii) the results of the clinical trial for the Neo-Urinary Conduit will support further development of that product candidate; (iv) data from the Company's ongoing preclinical studies will continue to be supportive of advancing its preclinical product candidates; and (v) the Company will be able to progress its product candidates that are undergoing preclinical testing, including the Neo-Kidney Augment, into clinical trials; (vi) the Company will be able enter into strategic partnerships on favorable terms, if at all, or obtain the capital it needs to develop its product candidates and continue its operations and (vii) the Company will be able to reduce the net rental obligation for its Pennsylvania facility prior to the expiration of the existing lease.  For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.

TENGION, INC.
(A Development-Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Period from July 10, 2003 (inception) through December 31, 2011
	2010	2011	2010	2011
Operating expenses:
Research and development	$2,743	$3,714	$12,855	$13,293	$117,857
General and administrative	1,648	1,995	6,032	7,191	41,893
Depreciation	1,202	325	4,862	3,141	23,152
Impairment of property and equipment	—	7,371	—	7,371	7,371
Other expense	—	709	—	1,705	1,705
Total operating expenses	(5,593)	(14,114)	(23,749)	(32,701)	(191,978)
Interest income	15	15	62	53	8,511
Interest expense	(367)	(183)	(2,105)	(849)	(14,889)
Change in fair value of warrant liability	—	313	192	14,436	16,499
Net loss	$(5,945)	$(13,969)	$(25,600)	$(19,061)	$(181,857)
Accretion of redeemable convertible preferred stock to redemption value	—	—	(3,993)	—
Net loss attributable to common stockholders	$(5,945)	$(13,969)	$(29,593)	$(19,061)
Basic and diluted net loss attributable to common stockholders per share	$(0.48)	$(0.59)	$(3.22)	$(0.88)
Weighted-average common stock outstanding :
Basic and diluted	12,356	23,737	9,197	21,629

TENGION, INC.
(A Development-Stage Company)

BALANCE SHEET DATA
(unaudited)

	December 31, 2010	December 31, 2011
Cash and cash equivalents	$11,972	$9,244
Short-term investments	—	6,066
Total assets	24,144	17,817
Warrant liability	—	2,511
Long-term debt (including current portion)	8,601	4,987
Total liabilities	13,084	12,802
Total stockholders’ equity	11,060	5,015

TENGION, INC.
(A Development-Stage Company)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2011	2010	2011
Net (loss) income attributable to common stockholders – GAAP	$(5,945)	$(13,969)	$(29,593)	$(19,061)
Change in fair value of warrant liability	—	(313)	(192)	(14,436)
Impairment of property and equipment	—	7,371	—	7,371
Other expense	—	709	—	1,705
Accretion of redeemable convertible preferred stock to redemption value	—	—	3,993	—
Adjusted net loss	$(5,945)	$(6,202)	$(25,792)	$(24,421)

Shares used in computing basic and diluted net loss attributable to common stockholders:
Basic and diluted	12,356	23,737	9,197	21,629

Basic and diluted net loss per share-GAAP	$(0.48)	$(0.59)	$(3.22)	$(0.88)
Adjustment per share	$—	$0.33	$0.42	$(0.25)
Basic and diluted net loss per share - adjusted	$(0.48)	$(0.26)	$(2.80)	$(1.13)